                                                                     EXHIBIT 5.1


[MAY logo]

The May Department Stores Company
Office of Legal Counsel


Alan E. Charlson
Senior Vice President and Chief Counsel


November 29, 1999

The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

Ladies and Gentlemen:

         I have acted as counsel to The May Department Stores Company, a Delaware corporation ("May"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of May's Registration Statement on Form S-4. The Registration Statement relates to the registration of shares of common stock, par value $0.50 per share, of May ("Common Stock"), together with associated preferred stock purchase rights ("Rights"), that May will issue pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1999 (the "Merger Agreement"), among May, MS Acquisition, Inc., a Utah corporation and wholly owned subsidiary of May ("MS Acquisition"), and Zions Co-Operative Mercantile Institution, a Utah corporation ("ZCMI"). The Merger Agreement provides for the merger of MS Acquisition with and into ZCMI, with ZCMI surviving the merger as a wholly owned subsidiary of May (the "Merger").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than May, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

         On the basis of the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, it is my opinion that
- the issuance of the shares of Common Stock, including the associated Rights, under the Merger Agreement has been duly authorized by requisite corporate action by May, and
- when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the shares of Common Stock, including the associated Rights, will be validly issued, fully paid and nonassessable.

         In rendering the foregoing opinion, I have assumed that
         (i) the Merger and the other transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement (and the exhibits thereto), including being approved and adopted by the requisite vote of the ZCMI shareholders,
         (ii) the Common Stock and the Rights will conform in all material respects to the descriptions thereof set forth in the proxy statement/ prospectus forming a part of the Registration Statement, and
         (iii) the certificates representing the Common Stock will be duly executed and delivered.

         I am a member of the bars of the States of Missouri and Pennsylvania, and am familiar with the general principles of Delaware law as they related to the matters set forth in this opinion. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the United States of America.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving such consent, I do not hereby admit that I come into the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated under the Act.
                                Very truly yours,

                                /s/ Alan E. Charlson
                                Alan E. Charlson